Exhibit 99.1
Hercules Offshore Announces Second Quarter 2013 Results
HOUSTON, July 31, 2013 /PRNewswire/ -- Hercules Offshore, Inc. (Nasdaq: HERO) today reported net income from continuing operations of $16.6 million, or $0.10 per diluted share, on revenue of $211.5 million for the second quarter 2013, compared with a net loss from continuing operations of $52.5 million, or $0.33 per diluted share, on revenue of $154.5 million for the second quarter 2012. As outlined in the Reconciliation of GAAP to Non-GAAP Financial Measures, second quarter 2013 results include a non-cash capital gain of $14.9 million related to the Company's investment in Discovery Offshore S.A., while second quarter 2012 results include the following pre-tax items:

•	Non-cash charge of $47.5 million to reflect the impairment of the Hercules 185 and related deferred costs;

•	A $6.4 million expense related to the April 2012 debt refinancing; and

•
A non-cash charge of $1.4 million and $1.3 million related to the termination of the Company's prior term loan facility and the early retirement of a portion of the Company's 3.375% Convertible Senior Notes, respectively.

On an after-tax basis, the second quarter 2013 gain approximated $14.9 million, or $0.09 per diluted share, while these second quarter 2012 items approximated $36.8 million, or $0.23 per diluted share.
John T. Rynd, Chief Executive Officer and President of Hercules Offshore stated, “Over the past few months, we have taken significant steps to transform the Company to a more focused provider of offshore drilling and international liftboat services, culminating in our acquisition of Discovery Offshore. This acquisition represents a major step forward in our fleet renewal efforts, and adds two world-class jackup rigs with market leading capabilities. Demand for rigs of this caliber is increasing, and we are actively seeking attractive contract opportunities in various international regions. At the same time we high-graded our drilling fleet with Discovery, we also divested of lower performing assets through the sale of our Domestic Liftboats and Inland segments. Given these strategic moves, we expect to be a more geographically diverse company, operating in regions that have attractive long term growth fundamentals.
“In terms of our existing business segments, the positive pricing momentum in the U.S. Gulf of Mexico jackup market remains intact, and contract visibility for the majority of our domestic jackup fleet now extends well into 2014. We continue to add scale in our international rig fleet, with contract commencement on the Hercules 266 during the second quarter, and start-up of the Hercules 267 expected shortly. Market conditions for our International Liftboats segment are also strong, evidenced by the recent contracting of the Bull Ray (formerly Titan 2) in West Africa and the high level of activity in the Middle East.
“While the incident at South Timbalier 220 involving the Hercules 265 will create some challenges, it should not detract from the positive developments that we have undertaken in recent months. Our culture of safety, which emphasizes crisis training and management, helped prepare us to respond to the incident in an effective and efficient manner. We also credit the quick response and leadership of the crew onboard to safely evacuate with no injuries. We are working closely with the governmental agencies and the customer to gather and assess details of the incident.”
Domestic Offshore
Revenue generated from Domestic Offshore for the second quarter 2013 increased by approximately 41.0% to $127.0 million from $90.1 million in the second quarter 2012, primarily due to higher dayrates.  Average revenue per rig per day increased by approximately 38.8% to $84,328 in the second quarter 2013 from $60,734 in the comparable 2012 period.  Contract commencement of the Hercules 209, which completed its reactivation during the second quarter 2013, contributed to the increase in available days and operating days. However, downtime on various rigs primarily for repair and maintenance resulted in a modest decline in average fleet utilization to 88.8% during the second quarter 2013, compared to 90.5% in the second quarter 2012. Operating expenses increased to $65.6 million in the second quarter 2013 compared to $54.7 million in the respective 2012 period. The increase was primarily due to incremental operating cost associated with the Hercules 209, as well as higher labor and repair and maintenance expenses. In addition, second quarter 2012 results included gains from asset sales of $5.3 million. Domestic Offshore generated operating income of $39.9 million in the second quarter 2013 compared to operating income of $14.9 million in the second quarter 2012.
International Offshore
International Offshore generated revenue of $48.8 million in the second quarter 2013, an increase of 62.1% compared to $30.1 million in the second quarter 2012, as both utilization and dayrates improved over this period. Utilization increased to 78.1% from 51.6% due to contract commencement on the Hercules 266, and the recommencement of operations for the Hercules 261 and Hercules 262, as these rigs incurred downtime for contract preparation work during the second quarter 2012. Average revenue per rig per day for the second quarter 2013 increased to $116,079 from $91,404 in the second quarter 2012, as higher dayrate earned on the Hercules 266 was a key factor in the improvement. Operating expenses for the second quarter 2013 increased to $33.7 million from $28.8 million in the respective 2012 period. The increase can be attributed primarily to incremental operating costs for the Hercules 266 and Hercules 262, which operated the entire second quarter of 2013 and higher costs on the Hercules 260. Second quarter 2013 operating expense also includes a $1.7 million loss on the agreement to sell the Hercules 185. International Offshore recorded an operating loss of $3.3 million in the second quarter 2013 compared to an operating loss of $51.6 million in the second quarter 2012, which included a $47.5 million non-cash asset impairment charge related to the Hercules 185.
Liftboats
International Liftboats revenue increased to $35.7 million in the second quarter 2013 from $34.4 million in the prior year period.  Operating days increased by 96 days, as there were three additional vessels available for hire during the second quarter 2013 compared to a year ago. However, average utilization declined to 70.5% from 75.5% in the same periods, due primarily to greater shipyard downtime for regulatory maintenance and repair. Average revenue per liftboat per day decreased slightly to $24,207 in the second quarter 2013 from $24,915 in the second quarter 2012. Operating expenses during the second quarter 2013 were $19.6 million compared to $17.1 million in the second quarter 2012, with the majority of the increase due to incremental operating costs associated with the additional vessels available for hire and higher labor costs.  International Liftboats recorded operating income of $9.9 million in the second quarter 2013 compared to operating income of $11.9 million in the second quarter 2012.
Discontinued Operations
The financial results from the Domestic Liftboats and Inland segments, which were sold in July 2013, have been classified as discontinued operations. The Company reported a net loss from discontinued operations of $44.0 million, or $0.27 per diluted share, for the second quarter 2013, which includes pre-tax impairment charges of $3.5 million and $40.9 million related to the sale of Domestic Liftboats and Inland assets, respectively. The second quarter 2012 reported a net loss from discontinued operations of $2.6 million, or $0.02 per diluted share.
Due to the current period classification of the Domestic Liftboats and Inland segments as discontinued operations, we have recast the Company's historical information to reflect the results of operations of these two segments as discontinued operations for all periods presented.
Liquidity and Capitalization
At June 30, 2013, the Company had unrestricted cash and cash equivalents totaling $40.7 million, and total debt of $805.5 million. During the second quarter 2013, the Company repurchased approximately $61.3 million aggregate principal amount of the 3.375% Convertible Senior Notes, and acquired a majority ownership in Discovery Offshore S.A. which amounted to a net cash outlay of approximately $81.1 million. During July 2013, a number of events have occurred which have had an impact on the Company's liquidity, including:

•
the completion of a private placement of $400.0 million of 8.75% Senior Notes due July 2021, with net proceeds of approximately $393.0 million after deducting the initial purchasers' discount and offering expenses;

•
the amendment of our outstanding revolving credit facility to $150.0 million from $75 million, and extending the maturity by approximately 15 months to July 2018. The facility is currently unfunded and is subject to certain borrowing limitations;

•	the completion of the sale of Domestic Liftboats and Inland assets, generating proceeds of $54.4 million and $40.7 million respectively, net of previously collected deposits;

•	the payment of the final shipyard installment on the Discovery Triumph of $167 million.
Non-GAAP
Certain non-GAAP performance measures and corresponding reconciliations to GAAP financial measures for the Company have been provided for meaningful comparisons between current results and prior operating periods. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. In order to fully assess the financial operating results, management believes that the adjusted income (loss) from continuing operations figures included in this release are appropriate measures of the continuing and normal operations of the Company. However, these measures should be considered in addition to, income (loss) from continuing operations, and not as a substitute for, or superior to, net income (loss), operating income (loss), cash flows from operations, or other measures of financial performance prepared in accordance with GAAP. The non-

GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the table that follows the financial statements. Please see the attached Reconciliation of GAAP to Non-GAAP Financial Measures for a complete description of the adjustments made to Operating Income (Loss), Income (Loss) from Continuing Operations and Diluted Earnings (Loss) per Share.
Conference Call Information
Hercules Offshore will conduct a conference call at 9:00 a.m. CDT (10:00 a.m. EDT) on July 31, 2013, to discuss its second quarter 2013 financial results. To participate in the call, dial 866-202-0886 (domestic) or 617-213-8841 (international) and reference access code 14251563 approximately 10 minutes prior to the start of the call. The conference call will also be broadcast live via the Internet at http://www.herculesoffshore.com.
A replay of the conference call will be available by telephone on July 31, 2013, beginning at 11:00 a.m. CDT (12:00 p.m. EDT), through August 7, 2013. The phone number for the conference call replay is 888-286-8010 (domestic) or 617-801-6888 (international) with access code 66216504. Additionally, the recorded conference call will be accessible through our website at http://www.herculesoffshore.com for 7 days after the conference call.
Additional Information
Headquartered in Houston, Hercules Offshore, Inc. operates a fleet of 40 jackup rig, including two Keppel FELS Super A high-specification, harsh-environment jackup rigs, and 24 liftboats. The Company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in several key shallow water provinces around the world. For more information, please visit our website at http://www.herculesoffshore.com.
The news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are subject to a number of risks, uncertainties and assumptions, including the factors described in Hercules Offshore's most recent periodic reports and other documents filed with the Securities and Exchange Commission, which are available free of charge at the SEC's website at http://www.sec.gov or the Company's website at http://www.herculesoffshore.com. Hercules Offshore cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.
Contact Information:

Son P. Vann, CFA
Vice President Investor Relations and Planning
Hercules Offshore, Inc.
713-350-8508

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current Assets:
Cash and Cash Equivalents	$40,658	$259,193
Restricted Cash	2,027	2,027
Accounts Receivable, Net	178,835	167,936
Prepaids	39,105	16,135
Current Deferred Tax Asset	—	21,125
Assets Held for Sale	98,802	—
Other	22,968	12,191
	382,395	478,607
Property and Equipment, Net	1,744,548	1,462,755
Equity Investment	—	38,191
Other Assets, Net	28,151	37,077
	$2,155,094	$2,016,630
LIABILITIES AND EQUITY
Current Liabilities:
Short-term Debt and Current Portion of Long-term Debt	$—	$67,054
Accounts Payable	78,031	58,615
Accrued Liabilities	69,866	82,781
Interest Payable	17,085	17,367
Insurance Notes Payable	28,872	9,123
Other Current Liabilities	202,171	26,483
	396,025	261,423
Long-term Debt, Net of Current Portion	805,508	798,013
Deferred Income Taxes	13,182	56,821
Other Liabilities	23,108	17,611
Commitments and Contingencies
Stockholders’ Equity	894,964	882,762
Noncontrolling Interest	22,307	—
Total Equity	917,271	882,762
	$2,155,094	$2,016,630

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue	$211,456	$154,498	$397,651	$283,053
Costs and Expenses:
Operating Expenses	118,857	100,602	232,811	197,547
Asset Impairment	—	47,523	—	47,523
Depreciation and Amortization	37,928	36,321	72,866	73,297
General and Administrative	21,421	5,724	40,537	22,869
	178,206	190,170	346,214	341,236
Operating Income (Loss)	33,250	(35,672)	51,437	(58,183)
Other Income (Expense):
Interest Expense	(18,040)	(18,627)	(35,135)	(36,612)
Loss on Extinguishment of Debt	—	(9,156)	—	(9,156)
Gain on Equity Investment	14,876	—	14,876	—
Other, Net	(1,511)	(921)	(1,315)	88
Income (Loss) Before Income Taxes	28,575	(64,376)	29,863	(103,863)
Income Tax Benefit (Provision)	(12,001)	11,917	27,009	17,704
Income (Loss) from Continuing Operations	16,574	(52,459)	56,872	(86,159)
Loss from Discontinued Operations, Net of Taxes	(43,953)	(2,612)	(49,089)	(7,254)
Net Income (Loss)	(27,379)	(55,071)	7,783	(93,413)
Loss attributable to Noncontrolling Interest	18	—	18	—
Net Income (Loss) attributable to Hercules Offshore, Inc.	$(27,361)	$(55,071)	$7,801	$(93,413)
Net Income (Loss) attributable to Hercules Offshore, Inc. Per Share:
Basic:
Income (Loss) from Continuing Operations	$0.10	$(0.33)	$0.36	$(0.58)
Loss from Discontinued Operations	(0.27)	(0.02)	(0.31)	(0.05)
Net Income (Loss)	$(0.17)	$(0.35)	$0.05	$(0.63)
Diluted:
Income (Loss) from Continuing Operations	$0.10	$(0.33)	$0.35	$(0.58)
Loss from Discontinued Operations	(0.27)	(0.02)	(0.30)	(0.05)
Net Income (Loss)	$(0.17)	$(0.35)	$0.05	$(0.63)
Weighted Average Shares Outstanding:
Basic	159,574	158,515	159,252	148,861
Diluted	161,442	158,515	161,283	148,861

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2013	2012
Cash Flows from Operating Activities:
Net Income (Loss)	$7,801	$(93,413)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Depreciation and Amortization	83,764	85,373
Stock-Based Compensation Expense	5,169	3,274
Deferred Income Taxes	(20,812)	(30,308)
Provision (Benefit) for Doubtful Accounts Receivable	356	(7,625)
Gain on Equity Investment	(14,876)	—
Asset Impairment	44,370	47,523
Other	5,328	(2,287)
Net Change in Operating Assets and Liabilities	(19,493)	22,079
Net Cash Provided by Operating Activities	91,607	24,616
Cash Flows from Investing Activities:
Acquisition of Assets, Net of Cash Acquired	(178,136)	(40,000)
Investment in Marketable Securities, Net	—	(30,000)
Additions of Property and Equipment	(74,912)	(47,478)
Deferred Drydocking Expenditures	(5,787)	(7,285)
Insurance Proceeds Received	—	20,639
Proceeds from Sale of Assets, Net	8,797	10,405
Decrease in Restricted Cash	—	1,622
Net Cash Used in Investing Activities	(250,038)	(92,097)
Cash Flows from Financing Activities:
Long-term Debt Borrowings	—	500,000
Long-term Debt Repayments	—	(452,909)
Redemption of 3.375% Convertible Senior Notes	(61,274)	(27,606)
Common Stock Issuance	—	96,696
Payment of Debt Issuance Costs	—	(7,717)
Other	1,170	139
Net Cash Provided by (Used In) Financing Activities	(60,104)	108,603
Net Increase (Decrease) in Cash and Cash Equivalents	(218,535)	41,122
Cash and Cash Equivalents at Beginning of Period	259,193	134,351
Cash and Cash Equivalents at End of Period	$40,658	$175,473

HERCULES OFFSHORE, INC. AND SUBSIDIARIES SELECTED FINANCIAL AND OPERATING DATA (Dollars in thousands, except per day amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Domestic Offshore:
Number of rigs (as of end of period)	29	35	29	35
Revenue	$126,998	$90,068	$248,113	$172,386
Operating expenses	65,559	54,730	125,310	114,468
Depreciation and amortization expense	19,636	19,240	39,480	38,252
General and administrative expenses	1,902	1,185	3,467	3,837
Operating income	$39,901	$14,913	$79,856	$15,829
International Offshore:
Number of rigs (as of end of period)	11	10	11	10
Revenue	$48,753	$30,072	$80,527	$48,120
Operating expenses	33,667	28,750	65,578	52,877
Asset impairment	—	47,523	—	47,523
Depreciation and amortization expense	12,767	12,386	22,787	24,727
General and administrative expenses	5,652	(6,953)	7,664	(4,524)
Operating loss	$(3,333)	$(51,634)	$(15,502)	$(72,483)
International Liftboats:
Number of liftboats (as of end of period)	24	24	24	24
Revenue	$35,705	$34,358	$69,011	$62,547
Operating expenses	19,631	17,122	41,923	30,202
Depreciation and amortization expense	4,799	4,063	9,151	9,053
General and administrative expenses	1,338	1,233	2,848	2,783
Operating income	$9,937	$11,940	$15,089	$20,509
Total Company:
Revenue	$211,456	$154,498	$397,651	$283,053
Operating expenses	118,857	100,602	232,811	197,547
Asset impairment	—	47,523	—	47,523
Depreciation and amortization expense	37,928	36,321	72,866	73,297
General and administrative expenses	21,421	5,724	40,537	22,869
Operating income (loss)	33,250	(35,672)	51,437	(58,183)
Interest expense	(18,040)	(18,627)	(35,135)	(36,612)
Loss on extinguishment of debt	—	(9,156)	—	(9,156)
Gain on equity investment	14,876	—	14,876	—
Other, net	(1,511)	(921)	(1,315)	88
Income (loss) before income taxes	28,575	(64,376)	29,863	(103,863)
Income tax benefit (provision)	(12,001)	11,917	27,009	17,704
Income (loss) from continuing operations	16,574	(52,459)	56,872	(86,159)
Loss from discontinued operations, net of taxes	(43,953)	(2,612)	(49,089)	(7,254)
Net income (loss)	(27,379)	(55,071)	7,783	(93,413)
Loss attributable to noncontrolling interest	18	—	18	—
Net income (loss) attributable to Hercules Offshore, Inc.	$(27,361)	$(55,071)	$7,801	$(93,413)

HERCULES OFFSHORE, INC. AND SUBSIDIARIES SELECTED FINANCIAL AND OPERATING DATA - (Continued) (Dollars in thousands, except per day amounts) (Unaudited)

	Three Months Ended June 30, 2013
	Operating Days	Available Days	Utilization (1)	Average Revenue per Day (2)	Average Operating Expense per Day (3)
Domestic Offshore	1,506	1,695	88.8%	$84,328	$38,678
International Offshore	420	538	78.1%	116,079	62,578
International Liftboats	1,475	2,093	70.5%	24,207	9,379

	Three Months Ended June 30, 2012
	Operating Days	Available Days	Utilization (1)	Average Revenue per Day (2)	Average Operating Expense per Day (3)
Domestic Offshore	1,483	1,638	90.5%	$60,734	$33,413
International Offshore	329	637	51.6%	91,404	45,133
International Liftboats	1,379	1,826	75.5%	24,915	9,377

	Six Months Ended June 30, 2013
	Operating Days	Available Days	Utilization (1)	Average Revenue per Day (2)	Average Operating Expense per Day (3)
Domestic Offshore	3,054	3,315	92.1%	$81,242	$37,801
International Offshore	689	988	69.7%	116,875	66,374
International Liftboats	2,925	4,104	71.3%	23,594	10,215

	Six Months Ended June 30, 2012
	Operating Days	Available Days	Utilization (1)	Average Revenue per Day (2)	Average Operating Expense per Day (3)
Domestic Offshore	2,954	3,276	90.2%	$58,357	$34,941
International Offshore	576	1,274	45.2%	83,542	41,505
International Liftboats	2,581	3,662	70.5%	24,234	8,247
_____________________________

(1)
Utilization is defined as the total number of days our rigs or liftboats, as applicable, were under contract, known as operating days, in the period as a percentage of the total number of available days in the period. Days during which our rigs and liftboats were undergoing major refurbishments, upgrades or construction, and days during which our rigs and liftboats are cold stacked, are not counted as available days. Days during which our liftboats are in the shipyard undergoing drydocking or inspection are considered available days for the purposes of calculating utilization.

(2)
Average revenue per rig or liftboat per day is defined as revenue earned by our rigs or liftboats, as applicable, in the period divided by the total number of operating days for our rigs or liftboats, as applicable, in the period.

(3)
Average operating expense per rig or liftboat per day is defined as operating expenses, excluding depreciation and amortization, incurred by our rigs or liftboats, as applicable, in the period divided by the total number of available days in the period. We use available days to calculate average operating expense per rig or liftboat per day rather than operating days, which are used to calculate average revenue per rig or liftboat per day, because we incur operating expenses on our rigs and liftboats even when they are not under contract and earning a dayrate. In addition, the operating expenses we incur on our rigs and liftboats per day when they are not under contract are typically lower than the per day expenses we incur when they are under contract.

Hercules Offshore, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share data)
We report our financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP performance measures and ratios may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Non-GAAP financial measures we may present from time to time are operating income, net income or diluted earnings per share excluding certain charges or amounts. These adjusted income amounts are not a measure of financial performance under GAAP. Accordingly, they should not be considered as a substitute for operating income, income from continuing operations, net income, earnings per share or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and six months ended June 30, 2013 and 2012. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the following table:

	Three Months Ended June 30,				Six Months Ended June 30,
	2013		2012		2013		2012
Operating Income (Loss):
GAAP Operating Income (Loss)	$33,268		$(35,672)		$51,455		$(58,183)
Adjustment	—		47,523	(b)	—		47,523	(b)
Non-GAAP Operating Income (Loss)	$33,268		$11,851		$51,455		$(10,660)
Other Expense:
GAAP Other Expense	$(4,675)		$(28,704)		$(21,574)		$(45,680)
Adjustment	(14,876)	(a)	9,156	(c)	(14,876)	(a)	9,156	(c)
Non-GAAP Other Expense	$(19,551)		$(19,548)		$(36,450)		$(36,524)
Benefit (Provision) for Income Taxes:
GAAP Benefit (Provision) for Income Taxes	$(12,001)		$11,917		$27,009		$17,704
Tax Adjustment	—		(19,838)		(37,729)	(d)	(19,838)
Non-GAAP Provision for Income Taxes	$(12,001)		$(7,921)		$(10,720)		$(2,134)
Income (Loss) from Continuing Operations attributable to Hercules Offshore, Inc.:
GAAP Income (Loss) from Continuing Operations	$16,592		$(52,459)		$56,890		$(86,159)
Total Adjustment	(14,876)		36,841		(52,605)		36,841
Non-GAAP Income (Loss) from Continuing Operations	$1,716		$(15,618)		$4,285		$(49,318)
Diluted Earnings (Loss) per Share:
GAAP Diluted Earnings (Loss) per Share	$0.10		$(0.33)		$0.35		$(0.58)
Adjustment per Share	(0.09)		0.23		(0.32)		0.25
Non-GAAP Diluted Earnings (Loss) per Share	$0.01		$(0.10)		$0.03		$(0.33)
 _____________________________

(a)	This amount represents a non-cash gain of $14.9 million related to the adjustment of our investment in Discovery Offshore to fair market value at the date our controlling interest was obtained.

(b)
This amount represents a non-cash charge of $47.5 million related to the impairment of the Hercules 185 and related unamortized deferred costs. On an after-tax basis, this adjustment approximated $30.9 million.

(c)
This amount represents (i) a charge of $6.4 million related to our debt refinancing in April 2012; (ii) a non-cash charge of $1.4 million related to the write-off of unamortized issuance costs in connection with the April 2012 termination of our prior term loan and (iii) a $1.3 million loss on the retirement of a portion of our 3.375% convertible senior notes. On an after-tax basis, these adjustments approximated $6.0 million.

(d)	This amount represents a tax benefit recognized of $37.7 million related to the change in characterization of the Seahawk acquisition for tax purposes from a purchase of assets to a reorganization.